Exhibit 5.1

1888 Century Park East Suite 1700 Los Angeles, CA 90067-1721	+1.310.788.9900 +1.310.788.3399 PerkinsCoie.com

September 19, 2017

InfoSonics Corporation

3636 Nobel Drive, Suite 325

San Diego, California 92122

Re:	Registration Statement on Form S-4 of Shares of Common Stock, par value $0.001 per share, and Shares of Series A Convertible Preferred Stock, par value $0.001 per share, of InfoSonics Corporation

Ladies and Gentlemen:

We have acted as counsel to InfoSonics Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”), for the registration of 62,500,000 shares of common stock of the Company, par value $0.001 per share (the “Common Shares”) and an indeterminable amount of Series A Convertible Preferred Stock, par value $0.001 (the “Preferred Shares,” and, collectively with the Common Shares, the “Shares”), to be issued by the Company pursuant to that certain Agreement and Plan of Merger, dated as of July 25, 2017, by and among the Company, InfoSonics Acquisition Sub, Inc., a Nevada corporation, and Cooltech Holding Corp., a Nevada corporation (as amended, the “Merger Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Merger Agreement and such certificates, documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures. For purposes of the opinions expressed below, we also assume that the Registration Statement, and any amendments relating thereto shall have become and be effective pursuant to timely filings under the Securities Act, and that all applicable corporate proceedings authorizing the issuance of the Common Shares remain in full force and effect at the time such shares are issued in accordance with the Merger Agreement.

The opinions expressed below are limited to the Maryland General Corporation Law.

Based upon the foregoing examination and in reliance thereon, we are of the opinion that:

1.	With respect to the Common Shares, any Common Shares issued by the Company pursuant to the Merger Agreement have been duly authorized and, upon (a) the Articles of Amendment of the Company effecting an increase in the authorized shares of common stock of the Company as contemplated by the Merger Agreement have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland, (b) the registration by its registrar of such Common Shares, (c) the issuance and delivery thereof by the Company in accordance with the terms of the Merger Agreement and as described in the Registration Statement, and (d) the receipt by the Company of the consideration for such Common Shares in accordance with the terms of the Merger Agreement, the Common Shares will be validly issued, fully paid and non-assessable.

2.

With respect to the Preferred Shares, subject to the completion of all corporation action required to be taken by the Company to duly authorize the issuance of the Preferred Shares, when (a) the applicable Articles Supplementary of the Company for the Preferred Shares to be issued have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland and (b) the Preferred Shares have been issued and delivered in accordance with the terms of the Merger Agreement against the receipt of the requisite consideration therefor as provided for therein and as described in the Registration Statement, the Preferred Shares will be validly issued, fully paid and non-assessable.

3.	With respect to any Common Shares to be issued upon conversion of the Preferred Shares, subject to the completion of all corporation action required to be taken by the Company to duly authorize the issuance of the Preferred Shares, when (a) the Articles of Amendment of the Company effecting an increase in the authorized shares of common stock of the Company as contemplated by the Merger Agreement have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland, (b) the applicable Articles Supplementary of the Company for the Preferred Shares to be issued have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland and (c) such Common Shares have been issued and delivered in accordance with the terms of the Preferred Shares, such Common Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related proxy statement/prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP

Perkins Coie LLP